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                     SECURITIES AND EXCHANGE COMMISSION
			   WASHINGTON, DC 20549

				SCHEDULE 13G
				(RULE 13d-102)

	   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
			PURSUANT TO RULE 13d-2
			(Amendment No. __1__)*

			Luminent Mortgage Capital, Inc.
                              (Name of Issuer)

				Common Stock
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                       (Title of Class of Securities)

				550278303
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                              (CUSIP Number)

				12/31/2007
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            (Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [X]    Rule 13d-1(b)

            [ ]    Rule 13d-1(c)

            [ ]    Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act")or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 550278303                 13G       	    Page  2   OF  5  Pages


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1. 	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Munder Capital Management
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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     	(a) [ ]
     	(see instructions)                                 	(b) [ ]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
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                  	5.       SOLE VOTING POWER

      NUMBER OF                     	0
       SHARES              -----------------------------------------------------
    BENEFICIALLY     	6.       SHARED VOTING POWER
       OWNED BY
         EACH				0
     REPORTING             -----------------------------------------------------
    PERSON WITH         7.       SOLE DISPOSITIVE POWER

					0
                  	   -----------------------------------------------------
           		8.       SHARED DISPOSITIVE POWER

                            		0
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	 0
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 10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        	SHARES (SEE INSTRUCTIONS)                                [ ]

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 11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
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 12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA
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CUSIP No. 550278303                 13G       	    Page  3   OF  5  Pages


Item 1.

	(a)	Name of Issuer:

		Liminent Mortgage Capital, Inc.

	(b)	Address of Issuer's Principal Executive Offices:

		101 California Street
		Suite 1350
		San Francisco, CA	94111

Item 2.
	(a)	Name of Person Filing:

	Munder Capital Management ("Munder")

	(b)	Address of Principal Business Office:

	Munder Capital Center
	480 Pierce Street
	Birmingham, MI  48009

	(c)	Citizenship:

	Munder is a general partnership formed under the laws of the State of Delaware

	(d)	Title of Class of Securities:

			Common Stock

	(e)	CUSIP Number:

			550278303

Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-
2(b) or (c), check whether the person filing is a:

	(e)	[X]	An investment adviser in accordance with 240.13d-1
			(b)(1)(ii)(E);

Item 4.	Ownership

	(a)	Amount Beneficially Owned:

	0 shares (the "Common Stock")

	(b)	Percent of Class

	0%

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CUSIP No. 550278303                 13G       	    Page  4   OF  5  Pages


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:

	0

		(ii)	shared power to vote or direct the vote:

	0

		(iii)	sole power to dispose or to direct the disposition of:

	0

		(iv)	shared power to dispose or direct the disposition of:

	0

Item 5.	Ownership of Five Percent or Less of a Class

		If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of
the class of securities, check the following	?.


Item 6.	Ownership of More than Five Percent on Behalf of Another Person

			Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company

			Not Applicable.

Item 8.	Identification and Classification of Members of the Group

		Not Applicable.

Item 9.	Notice of Dissolution of Group

		Not Applicable.

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CUSIP No. 550278303                 13G       	    Page  5   OF  5  Pages


Item 10.	Certification

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					February 11, 2008

					MUNDER CAPITAL MANAGEMENT,
					a Delaware general partnership

					By:	/s/ Mary Ann C. Shumaker

					Its:	Associate General Counsel